NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. FILES
FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008

AUSTIN, TX, June 24, 2009 – Stratus Properties Inc. (NASDAQ: STRS) announced today that on June 24, 2009, the Company filed its Form 10-K for the year ended December 31, 2008.

For the year ended December 31, 2008, Stratus reported a net loss of $3.8 million, $0.50 per share, compared with net income of $13.8 million, $1.80 per share, for the year ended December 31, 2007. Stratus reported a net loss of $2.0 million, $0.26 per share, for the fourth quarter of 2008, compared to net income of $12.8 million, $1.67 per share, for the fourth quarter of 2007. The fourth-quarter and full-year 2007 results included a $10.8 million gain, net of taxes, on the sale of Escarpment Village.

In connection with reporting its financial results for the year ended December 31, 2008, Stratus reviewed its accounting for capitalization of property taxes and determined that the manner in which it had previously accounted for certain property taxes was not in accordance with Statement of Financial Accounting Standards (SFAS) No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects.” Following completion of an analysis to quantify the effect of this matter, as well as the matters discussed in Stratus’ Form 10-Q for the quarterly period ended September 30, 2008 related to Stratus’ accounting for capitalization of interest and its equity in unconsolidated affiliate’s income for the year ended December 31, 2007, Stratus has revised previously reported comparative amounts included in its December 31, 2008 Form 10-K to correct for the effect of these items. The after-tax effect of the adjustments increased Stratus’ net income by $0.4 million ($0.06 per share) for the year ended December 31, 2007, and decreased net income by $0.8 million ($0.11 per share) for the year ended December 31, 2006. The cumulative adjustments decreased Stratus’ accumulated deficit by $3.0 million at December 31, 2007.

For additional information regarding Stratus’ 2008 results and an update of Stratus’ development activities, refer to Stratus’ Form 10-K for the year ended December 31, 2008, filed today with the Securities and Exchange Commission.

Stratus continues to work diligently to complete its quarterly report on Form 10-Q for the quarterly period ended March 31, 2009.

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate located primarily in the Austin, Texas area.
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A copy of this release is available on Stratus’ web site, www.stratusproperties.com.
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